===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               COTELLIGENT, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               COTELLIGENT, INC.
                       101 CALIFORNIA STREET, SUITE 2050
                        SAN FRANCISCO, CALIFORNIA 94111

                               -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 12, 2001


To the Stockholders:

  The Annual Meeting of Stockholders of Cotelligent, Inc. ("Cotelligent" or the "Company") will be held at the Hyatt Regency in San Francisco, California on the 12th day of June at 9:00 a.m., Pacific Daylight Savings Time, for the following purposes:

          1. To approve an amendment to the Company's Certificate of Incorporation which will effect a reverse stock split of the Company's common stock (such split to combine a number of outstanding shares of common stock of up to four (4) into one (1) share of common stock) upon a determination by the Board of Directors that such a reverse stock split is advisable, and authorizing the Board of Directors to select, in its discretion, the split ratio within the range specified above and file such amendment.

          2. To consider and act on the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only stockholders of record as of the close of business on April 24, 2001 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 101 California Street, Suite 2050, San Francisco, California 94111.


                              By Order of the Board of Directors



                              Curtis J. Parker
                              Executive Vice President, Chief Financial Officer, Treasurer & Assistant Secretary
San Francisco, California
[DATE]
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK PERSONALLY EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                               COTELLIGENT, INC.
                       101 CALIFORNIA STREET, SUITE 2050
                        SAN FRANCISCO, CALIFORNIA 94111

                               -----------------

                                PROXY STATEMENT

                               -----------------


                                  INTRODUCTION

  The accompanying Proxy is solicited by and on behalf of the Board of Directors of Cotelligent, Inc., a Delaware corporation (the "Company" or "Cotelligent"), for use only at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hyatt Regency in San Francisco, California on the 12th day of June, 2001, at 9:00 a.m., Pacific Daylight Savings Time, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying Proxy will first be given or sent to stockholders is April 30, 2001.

  In July 2000, the Company announced a change in its fiscal year end from March 31 to December 31. Consequently, the Company's most recent fiscal period is a nine-month transition period ending December 31, 2000 ("Transition Period").

  Each Proxy executed and returned by a stockholder may be revoked at any time thereafter by written notice to that effect to the Company, attention of the Assistant Secretary, before the Annual Meeting, or to the Assistant Secretary or the Inspector of Election at the Annual Meeting, or by execution and return of a later-dated Proxy, except as to any matter voted upon before such revocation.

  Proxies in the accompanying form will be voted in accordance with the specifications made and, where no specifications are given, such Proxies will be voted:

 . FOR the approval of the amendment to the Company's Certificate of Incorporation which will effect a reverse stock split of the Company's Common Stock, par value $.01 per share (the "Common Stock") (such split to combine a number of outstanding shares of Common Stock of up to four (4) into one (1) share of Common Stock) upon a determination by the Board of Directors that such a reverse stock split is advisable, and authorizing the Board of Directors to select, in its discretion, the split ratio within the range specified above and file such amendment.

 . FOR the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

  In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. Management of the Company is not aware of any other matters to be presented for action at the meeting.

                       RECORD DATE AND VOTING SECURITIES

  The Board of Directors has fixed the close of business on April 24, 2001 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The outstanding stock of the Company on April 24, 2001 consisted of 15,382,942 shares of Common Stock, each of which is entitled to one vote. Shares of Common Stock held by the Company are not voted.

  The presence, in person or by Proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at such meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

  The proposal to approve the amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, in person or by proxy, and entitled to vote on such proposal.

  The proposal to approve the appointment of Arthur Andersen LLP as the Company's independent certified public accounts requires the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by Proxy at the Annual Meeting and entitled to vote on such proposal.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes, the Company intends to apply the principles set forth below. These principles also give effect to the rules of the New York Stock Exchange, Inc. regarding the treatment of abstentions and broker non-votes, which are in addition to those imposed by Delaware law.

  With respect to the proposal to approve the amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock, abstentions and broker non-votes, if any, will have the same effect as a vote against such proposal.

  With regard to the proposal to appoint Arthur Andersen LLP as the Company's independent certified public accountants, abstentions and broker non-votes, if any, will have the same effect as a vote against such proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of April 24, 2001 information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and each officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.


                                                                              Shares Beneficially Owned
                                                                     ----------------------------------------
Name                                                                        Number                 Percent
----------------------------------------------------------------     -----------------      -----------------
Wellington Management Company, LLP (1)..........................             1,039,000                   6.75%
James R. Lavelle................................................               905,308                   5.89%
Daniel E. Jackson...............................................               849,473                   5.52%
Curtis J. Parker (2)............................................                18,492                   0.12%
Harvey L. Poppel................................................                62,928                   0.41%
Anthony M. Frank................................................                72,156                   0.47%
Edward E. Faber.................................................                 9,200                   0.06%
Lorraine E. Vega (3)............................................                     0                   0.00%
Jeffrey B. Van Horn (4).........................................                     0                   0.00%
All executive officers and directors as a group (8 persons) (2)              1,917,557                  12.47%

(1) THE ADDRESS OF THE STOCKHOLDER IS 75 STATE STREET, BOSTON, MASSACHUSETTS, 02109. DATA OBTAINED FROM THE STOCKHOLDER'S SCHEDULE 13G, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ON [SEE EDGAR ARCHIVES].
(2) INCLUDES 12,500 SHARES ISSUABLE UPON EXERCISE OF OPTIONS EXERCISABLE WITHIN 60 DAYS OF APRIL 24, 2001.
(3) MS. VEGA RESIGNED AS VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY ON JULY 31, 2000.
(4) MR. VAN HORN RESIGNED AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER ON DECEMBER 20, 2000.


                              BOARD OF DIRECTORS

  The number of directors on the Board of Directors is currently fixed at nine. Pursuant to the Company's Certificate of Incorporation and By-laws, the Board of Directors has been divided into three classes serving staggered three-year terms. One class of directors has been elected at each annual meeting of stockholders to serve for the following three years. Currently there are two directors whose terms expire in 2003, three directors whose terms expire in 2002 and one director whose terms will expire at the Annual Meeting. Mr. Green has decided not to stand for reelection at this meeting. Accordingly, the Company is not nominating a director candidate at this meeting. The Company's Executive Committee of the Board of Directors is searching for appropriate persons to fill these director vacancies. If such person(s) are identified and elected by the Board of Directors in between annual meetings, it is the Company's intention to have such candidates placed before the shareholders for election at the immediately following annual meeting.

  The following sets forth information concerning each director whose term continues, including his name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE Members whose terms expire at the Annual Meeting in 2002:

  Edward E. Faber is 68 years old and is Vice Chairman of the Board of Directors of the Company. Mr. Faber joined the Company as a director in March 1993 and served as Chairman from August 1995 to April 1996. From 1990 through 1992, he was Vice Chairman, President and Chief Executive Officer of Supercuts, Inc., a company specializing in hairstyling. Mr. Faber was founding President and Chief Executive Officer of Computerland Corporation ("Computerland"), a company specializing in the sale of computer equipment and accessories, from 1976 through 1983. He retired from Computerland in 1983 and returned in 1985 as Chairman of the Board and Chief Executive Officer, serving in that capacity until 1987 when he again retired. Mr. Faber is a director of Discover Resorts, Inc., Employer Services.com and Outdoor Broadcasting TV.com. Mr. Faber has a bachelor of science degree from Cornell University and served as an officer in the United States Marine Corps.

  Harvey L. Poppel is 63 years old and is a director of the Company. He joined the Company in that capacity in October 1995. From 1985 to December 1996, Mr. Poppel was Managing Director of Broadview Associates, LLC (now Broadview International, LLC), a firm specializing in mergers and acquisitions in the information technology field. Mr. Poppel retired from Broadview Associates effective December 31, 1996. Prior to joining Broadview Associates, LLC, Mr. Poppel spent 18 years at Booz, Allen & Hamilton, during which time he held a number of positions, including Executive Vice President and Managing Officer of the Information Industry Practice and as a member of its board of directors. He is a director of Larscom, Inc. Mr. Poppel is a Certified Management Consultant and received a bachelors degree and a Master of Science degree from Rensselaer Polytechnic Institute.

  Daniel E. Jackson is 40 years old and is a director of the Company, as well as its President and Chief Operating Officer. Mr. Jackson has served as a director of the Company since September 1999. Mr. Jackson was promoted to the position of Chief Operating Officer and President in July 2000. Mr. Jackson served as Executive Vice President, Chief Financial Officer and Treasurer from June 1999 until July 2000. From May 1998 until June 1999, Mr. Jackson served in the capacities of Executive Vice President, Corporate Development and General Counsel. Mr. Jackson served as Executive Vice President of Corporate Development and General Counsel since September 1995, as Secretary from September 1996 until September 1997 and as Chief Financial Officer from November 1996 until January
1998.   From 1994 to 1995, Mr. Jackson served as Vice President and General
Counsel of an affiliate of Notre Venture Capital, Ltd., a partnership specializing in industry consolidation transactions. Prior thereto, he was Corporate Counsel and Secretary of Sanifill, Inc., an environmental services company, from its founding in 1990 through 1994. From 1986 until 1990, Mr. Jackson was an associate at Morgan, Lewis & Bockius LLP in New York, where he practiced law in the areas of securities and mergers and acquisitions. Mr. Jackson received a bachelor of science degree in business administration from The Ohio State University and a Juris Doctor degree from the University of Pennsylvania.

           Members whose terms expire at the Annual Meeting in 2003:

  Anthony M. Frank is 69 years old and is a director of the Company. He joined the Company in that capacity in March 1993. In September 1994 Mr. Frank became co-founding General Partner and Chairman of Belvedere Capital Partners, the general partner of the California Community Financial Institutions Fund the primary purpose of which is investing in California community banks. From 1992 to 1994, Mr. Frank was an independent financial consultant and venture capitalist. From March 1988 to March 1992, Mr. Frank served as the Postmaster General of the United States. From 1971 until 1988, he served as Chairman and Chief Executive Officer of First Nationwide Bank. Mr. Frank is a graduate of Dartmouth College and was an overseer of the Tuck School of Business. He is also a director of several companies, including The Charles Schwab Corporation, Crescent Real Estate Equities Ltd., General American Investors, Temple Inland Corporation, and Bedford Properties Investors.

  James R. Lavelle is 49 years old and is the founder, Chairman of the Board and Chief Executive Officer of the Company. Mr. Lavelle has served as Chief Executive Officer since he founded the Company in 1993. From inception of the Company until August 1995, Mr. Lavelle was also Chairman of the Board of the Company, a position that he reassumed in April 1996. From 1985 to 1993, he was a business consultant specializing in strategic marketing and organization development. From 1983 to 1985, Mr. Lavelle was Senior Manager and Director of Management Consulting Services for the San Francisco office of KPMG Main Hurdman, an international accounting firm. Prior to that, he was Manager, Management Consulting Services in the San Francisco office of Price Waterhouse LLP, an international accounting firm. Mr. Lavelle has a bachelors degree from University of California at Santa Barbara and a Master of Business Administration degree from University of Santa Clara.


                    OTHER EXECUTIVE OFFICERS OF THE COMPANY

NAME                         AGE  POSITION
----                         ---  --------

Curtis J. Parker............. 46  Executive Vice President, Chief
                                  Financial Officer, Treasurer & Assistant
                                  Secretary

  Curtis J. Parker is 46 years old and is Executive Vice President, Chief Financial Officer, Treasurer & Assistant Secretary of the Company. From November 1996 until December 2000, Mr. Parker served as Vice President and Chief Accounting Officer. From January 1996 until March 1996, he served as a consultant to the Company and was appointed Corporate Controller in March 1996. From 1988 through 1995, Mr. Parker was employed by Burns Philp Food Inc., a manufacturer of food products, where he rose to the position of Vice President - Finance for the Industrial Products Division. Mr. Parker has a Bachelor of Commerce degree from the University of British Columbia and is a Certified Public Accountant.


                       BOARD ORGANIZATION AND COMMITTEES

  During the Transition Period, the Board held thirteen meetings. Each of the Directors attended at least 75% of the meetings of the Board and the committees on which he served during the Transition Period.

  The Board of Directors has established committees to perform certain of its functions, including the Audit Committee, the Compensation Committee and the Executive Committee. The functions of each of these committees, and its members, are set forth below.

AUDIT COMMITTEE

  The Audit Committee reviews the internal controls of the Company, the objectivity of its financial reporting and the environmental standards and controls of the Company and meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. The Audit Committee also recommends to the Board the appointment of independent certified public accountants to serve as auditors for the following year. During the Transition Period the Audit Committee met three times. The Audit Committee currently consists of B. Tom Green, Edward E. Faber and Harvey L. Poppel. Mr. Green has decided not to stand for reelection to the Board of Directors.

COMPENSATION COMMITTEE

  The Compensation Committee advises and makes recommendations to the Board with respect to salaries and bonuses to be paid to officers and other employees of the Company. The Compensation Committee also administers the Company's 1998 Long-Term Incentive Plan, the 2000 Long Term Incentive Plan and the 1999 Leveraged Stock Purchase Plan. During the Transition Period, the Compensation

Committee met nine times. The Compensation Committee currently consists of Edward E. Faber and Anthony M. Frank.

EXECUTIVE COMMITTEE

  The Executive Committee serves as the nominating committee of the Board and generally handles other matters that are time critical and cannot be handled in a reasonable manner by the entire Board. The Executive Committee reviews the size and composition of the Board of Directors, apportions the directors into classes and makes recommendations with respect to nominations for election of directors. The Executive Committee will consider recommendations from stockholders for nominees to serve as directors if such proposals are submitted in writing to the Company, 101 California Street, Suite 2050, San Francisco, California 94111, Attention: Executive Committee. During the Transition Period, this committee did not meet. The Executive Committee currently consists of James R. Lavelle, Anthony M. Frank, B. Tom Green and Harvey L. Poppel. Mr. Green has decided not to stand for reelection to the Board of Directors.

                             DIRECTOR COMPENSATION

  Each director who is not an employee of the Company receives an annual retainer fee of $20,000. Directors serving on a committee receive an annual fee of $2,000 per committee membership, while directors serving on a committee as chairperson receive an annual fee of $2,500 per committee chaired.

  Effective January 1, 2001, the Directors voluntarily reduced their fees by 20% to help the Company during a difficult financial period. The Directors may increase their fees back to their authorized levels at any time.

  Each non-employee director receives an automatic annual option grant under the 1998 Long-Term Incentive Plan to acquire 5,000 shares of Common Stock on the date of each of the Company's annual meetings held after September 9, 1998. All of such options have or will have an exercise price equal to the fair market value of the Common Stock on the date of grant, are or will be exercisable immediately except as limited by the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will expire ten years from the date of grant. Directors are also reimbursed for out-of-pocket expenses incurred for attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report of the Compensation Committee of the Board of Directors of Cotelligent shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act, or under the Exchange Act, and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that Cotelligent specifically incorporates this information by reference.

Overview

  The key components of executive officer compensation are salary, bonus and equity-based awards.

  The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the terms of executive employment agreements. The Compensation Committee is composed entirely of independent outside directors of Cotelligent, none of whom are or have been officers or employees of Cotelligent. The Compensation Committee has adopted a compensation philosophy intended to align compensation with Cotelligent's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and stockholder value. The goals of the program are to:

 . Compensate executive employees in a manner that aligns the employees' interests with the interests of the stockholders;

 .  Encourage continuation of Cotelligent's entrepreneurial spirit;

 .  Reward executives for successful long-term strategic management;

 .  Recognize outstanding performance; and

 .  Attract and retain highly qualified and motivated executives.

  The Compensation Committee believes that Cotelligent's executive compensation program should consist primarily of base salaries, performance bonuses and equity-based awards. The Compensation Committee has structured these compensation elements to motivate and reward executive management for performance that builds long-term shareholder value. In particular, base salaries and discretionary bonuses have been designed to give Cotelligent's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective operating and performance goals for Cotelligent are achieved. Moreover, the Compensation Committee will continue granting Cotelligent's executives and other key employees stock options and/or other equity-based awards at current market value. Such options have no monetary value to the executives unless and until the market price of Cotelligent's Common Stock increases. In this manner, Cotelligent's executives will be compensated as shareholder value increases. The Compensation Committee anticipates that discretionary bonus payments and option grants made during the Transition Period and thereafter were and will be based on multiple subjective and objective measurements and criteria linked to building long-term shareholder value.

  The cash compensation paid to Cotelligent's executive officers during the Transition Period was in accordance with arms-length negotiations between Cotelligent and such executive officers. Stock option grants were based on arms-length negotiations with the respective grantees and were approved by the Compensation Committee.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Mr. James R. Lavelle, the Company's Chairman and Chief Executive Officer, is a party to a three-year employment agreement which was negotiated at arms-length and became effective on January 5, 2000. This employment agreement supercedes prior employment agreements which the Company had entered into with Mr. Lavelle. Mr. Lavelle's employment agreement provides for a minimum base salary of $450,000 (subject to increase by the Compensation Committee) and the right to receive annually discretionary incentive bonuses provided by the Compensation Committee and to receive stock option grants at the discretion of the Compensation Committee. Mr. Lavelle may also participate in Cotelligent's Long-Range Incentive Bonus Plan.

  Mr. Lavelle was eligible for, but did not receive, a bonus during the Transition Period of up to 100% of his base salary based upon the achievement of performance objectives measured by certain quantitative and qualitative criteria. Quantitative criteria consisted of: the stock price performance; the earnings per share for the fiscal year; the operating profits for the fiscal year; the market capitalization of the Company; and the number of stock analysts covering the Company. Qualitative criteria consisted of: the progress of the Company's branding program; Company restructuring; the integration of acquired companies; management of executive personnel; and investor relations.

  This report is submitted by the members of the Compensation Committee.

                                         COMPENSATION COMMITTEE

                                         Edward E. Faber
                                         Anthony M. Frank

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  All of the members of the Compensation Committee are non-employee Directors of the Company and are not former officers of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or on the compensation committee of a corporation for which any of the Company's Directors serving on the Compensation Committee or on the Board of Directors of the Company is an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding the compensation earned by or awarded to the Chief Executive Officer and remaining executive officers of the Company for the twelve month period ended December 31, 2000, and each of the fiscal years ended March 31, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                                        LONG TERM
                                                                                                                       COMPENSATION
                                                             ANNUAL COMPENSATION                                          AWARDS
                                       -------------------------------------------------------------------             ------------
                                         FISCAL                                                                          OPTIONS/
NAME AND PRINCIPAL POSITION               YEAR         SALARY($) (5)          BONUS($)            OTHER($)                SARs(#)
---------------------------            ----------      -------------          --------            --------             ------------
James R. Lavelle..................        2000(1)           450,000             0                  18,000(6)                     0
 Chairman and Chief Executive             2000              450,000             0                  30,750(6)                     0
  Officer                                 1999              350,000             0                  12,000(6)               200,000


Daniel E. Jackson.................        2000(1)           375,000             0                  18,000(6)                     0
 President and Chief Operating                                                                      5,470(7)
  Officer                                 2000              368,750             0                  30,750(6)                     0
                                                                                                    5,470(7)
                                          1999              491,430             0                  10,500(6)               150,000
                                                                                                    8,443(7)


Curtis J. Parker..................        2000(1)           175,000       100,000                       0                   25,000
 Executive Vice President, Chief          2000              160,000             0                       0                        0
  Financial Officer, Treasurer            1999              125,000             0                       0                    5,000
  and Assistant Secretary (2)


Jeffrey B. Van Horn...............        2000(1)           136,561             0                       0                  200,000
    Former Executive Vice
     President,    Chief
     Financial Officer and
     Treasurer (3)

Lorraine E. Vega..................        2000(1)           124,661       100,000                       0                   25,000
 Former Vice President, General           2000              160,000             0                       0                        0
  Counsel and Secretary  (4)              1999              139,167             0                       0                    7,500

(1) In July 2000, the Company changed its fiscal year end from March 31 to December 31. Accordingly, for each of the following persons identified, compensation for the period January 1, 2000-March 31, 2000 is included in the months ended December 31, 2000 and the fiscal year ended March 31, 2000: James R. Lavelle $112,500, Daniel E. Jackson $93,750, Curtis J. Parker $40,000, Lorraine E. Vega $40,000.
(2) Mr. Parker became Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary on December 20, 2000.
(3) Mr. Van Horn resigned as Executive Vice President, Chief Financial Officer and Treasurer on December 20, 2000.
(4) Ms. Vega resigned as Vice President, General Counsel and Secretary on July 31, 2000.
(5)  Base salary and commissions earned.
(6)  Represents payments made as an automobile allowance.
(7)  Imputed interest on below market loans.  See "Certain Transactions."

STOCK OPTION GRANTS TABLE

  The following table sets forth, as to the executive officers named in the Summary Compensation Table, information related to the grant of stock options pursuant to the Company's 1998 Long-Term Incentive Plan during the Transition Period.

                    OPTIONS GRANTED IN THE TRANSITION PERIOD

                                     INDIVIDUAL GRANTS
                          ------------------------------------------------------
                            NUMBER OF      PERCENTAGE OF TOTAL     EXERCISE OR            POTENTIAL REALIZABLE VALUE
                            SECURITIES     OPTIONS GRANTED TO    BASE PRICE PER             AT ASSUMED ANNUAL RATES
                            UNDERLYING      EMPLOYEES IN THE         SHARE                OF STOCK PRICE APPRECIATION
      NAME                OPTIONS GRANTED  TRANSITION PERIOD     ($/SHARE)(3)                FOR OPTION TERM($)(4)
--------------------      ---------------  -------------------   ---------------          ---------------------------
                                                                                                5%            10%
                                                                                          -------------   -----------
James R. Lavelle                    0                0%                    0                      0             0
Daniel E. Jackson                   0                0%                    0                      0             0
Curtis J. Parker               25,000                0%                $4.81                      0             0
Jeffrey B. Van Horn (1)       200,000                0%                    0                      0             0
Lorraine E. Vega (2)           25,000                0%                $4.81                      0             0

--------------------
(1) Mr. Van Horn resigned as Executive Vice President, Chief Financial Officer and Treasurer on December 20, 2000.
(2) Ms. Vega resigned as Vice President, General Counsel and Secretary on July 31, 2000.
(3) The exercise price per share for all options granted is equal to the market price of the underlying Common Stock as of the date of grant.
(4) The potential realizable value has been determined using market price on the date the options were granted, compounded annually over seven years, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the future value or trading prices of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

STOCK OPTION EXERCISES AND YEAR END VALUES TABLE

  The following table shows, as to the executive officers named in the Summary Compensation Table, information with respect to the unexercised options to purchase Common Stock granted under the 1995 and 1998 Long-Term Incentive Plans and held as of the Transition Period.



                                       VALUE OF OPTIONS AT DECEMBER 31, 2000

                        NUMBER OF                            NUMBER OF SECURITIES
                         SHARES        VALUE                UNDERLYING UNEXERCISED                  VALUE OF UNEXERCISED
                        ACQUIRED     REALIZED                  OPTIONS HELD                         IN-THE-MONEY OPTIONS
                       ON EXERCISE      ($)                 AT DECEMBER 31, 2000                 AT DECEMBER 31, 2000 ($) (1)
                       -----------   --------        ------------------------------------    -------------------------------------
NAME                                                   EXERCISABLE        UNEXERCISABLE          EXERCISABLE       UNEXERCISABLE
--------------------                                 ---------------    -----------------    -----------------   -----------------
James R. Lavelle           0              0               266,667            133,333                  0                  0
Daniel E. Jackson          0              0               150,000            100,000                  0                  0
Curtis J. Parker           0              0                44,375             38,125                  0                  0
Jeffrey B. Van Horn (2)    0              0                     0                  0                  0                  0
Lorraine E. Vega(3)        0              0                     0                  0                  0                  0

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price ($0.94) of the Company's Common Stock on the New York Stock Exchange on December 31, 2000.
(2) Mr. Van Horn resigned as Executive Vice President, Chief Financial Officer and Treasurer on December 20, 2000.
(3) Ms. Vega resigned as Vice President, General Counsel and Secretary on July 31, 2000.


                EMPLOYMENT AGREEMENTS;  COVENANTS-NOT-TO-COMPETE

  Effective January 5, 2000, the Company entered into new employment agreement with Mr. James R. Lavelle, Cotelligent's Chairman and Chief Executive Officer. The employment agreement for Mr. Lavelle is for a term of three years and, unless terminated or not renewed by him, continues thereafter on a year-to-year basis on the same terms and conditions. Mr. Lavelle's employment agreement provides that, in the event of termination of employment by the Company without cause, he shall be entitled to receive from the Company an amount equal to (i) three times his most recent base annual salary plus (ii) three times his most recent annual bonus (not including any payments made under Cotelligent's Long-Range Bonus Incentive Plan), without regard to whether he obtains subsequent employment. His employment agreements provides that, in the event of a change in control of the Company where he has not received at least five days notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as respectively described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days notice of such change in control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

  Effective January 25, 2000, the Company entered into new employment agreement with Mr. Daniel E. Jackson, Cotelligent's President and Chief Operating Officer. The employment agreement is for a term of two years and, unless terminated or not renewed by him, continues thereafter on a year-to-year basis on the same terms and conditions. Mr. Jackson's employment agreement provides that, in the event of termination of employment by the Company without cause, he shall be entitled to receive from the Company an amount equal to (i) two times his most recent base annual salary plus (ii) two times his most recent annual bonus

(not including any payments made under Cotelligent's Long-Range Bonus Incentive
Plan), without regard to whether he obtains subsequent employment. His employment agreements provides that, in the event of a change in control of the Company where he has not received at least five days notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as respectively described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days notice of such change in control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

  In the event of a change in control, Mr. Lavelle and Mr. Jackson are entitled to reimbursement for any excise taxes the employee incurs under Section 4999 of the Internal Revenue Code, as well as any interest or penalties related to the excise tax and any entitlements outside of the employment agreement that are described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code. In the employment agreements of both, a "change in control" is deemed to occur if: (1) any person or entity, other than the Company, a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company, or an employee benefit plan of Company or a subsidiary of Company, acquires directly or indirectly Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of the then-outstanding voting securities of the Company; (2) a change in the composition of the individuals on the Board of Directors as a result of which fewer than one-half of the incumbent directors are directors who either (a) had been directors of Company on the date 24 months prior to the date of the event that constitutes a change in control (the "original directors") or (b) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; (3) the consummation of a merger or consolidation of Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of Company immediately prior to such merger, consolidation or other reorganization; or (4) the sale, transfer or other disposition of all or substantially all of the Company's assets.

  The employment agreements of Mr. Lavelle and Mr. Jackson contain a covenant-not-to-compete with the Company for a period of two years immediately following the termination of employment; or, in the case of a termination without cause, for a period of one year following the termination of his employment; or, in the case of a change in control in which the employee is not given at least five days notice of such change in control, the covenant not-to-compete does not apply for any period of time. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which such employee is entitled shall nonetheless be paid to the employee.

  Annual base salary paid to Mr. Lavelle for the period from April 1, 2000 through December 31, 2000 was $450,000. For the Transition Period, he was eligible for, but did not receive, a bonus. In the year 2001, he is eligible to receive a bonus based upon achieving certain performance objectives and upon the operating results of the Company, which objectives and results are established by the Compensation Committee. Pursuant to the Long-Range Bonus Incentive Plan, Mr. Lavelle is eligible for bonuses in fiscal years 2003 and 2006 based upon the operating results of the Company.

  Effective January 1, 2001, Mr. Lavelle voluntarily took a 20% reduction in base salary to $360,000 to help the Company during a difficult financial period. Mr. Lavelle may increase his base salary back to its authorized level at any time.

  Annual base salary paid to Daniel E. Jackson for the transition period was $375,000. For the fiscal year 2000, he was eligible for, but did not receive, a bonus. In the fiscal year 2001, he is eligible to receive a bonus based upon achieving certain performance objectives and upon the operating results of the Company, which objectives and results are established by the Compensation Committee. Pursuant to the Long-Range Bonus Incentive Plan, Mr. Jackson is eligible for bonuses in fiscal years 2003 and 2006 based upon the operating results of the Company.

     Effective January 1, 2001, Mr. Jackson voluntarily took a 20% reduction in base salary to $300,000 to temporarily help the Company during a difficult financial period. Mr. Jackson may increase his base salary back to its authorized level at any time.

     Mr. Curtis J. Parker executed a Change of Control Agreement with the Company in January 2000. Other than the Change of Control Agreement, the Company has not entered into a written employment agreement with him. The Change of Control Agreement provides that in the event of a change in control of the Company where the employee has not received written notice at least five days prior to the anticipated closing date of the transaction giving rise to the change in control from the successor that such successor is willing and able to confirm continued employment of the employee, or where the successor notifies the employee that they will be deemed or their duties will be significantly limited and the employee notifies the successor that he does not accent such changes in duties, said person shall receive a lump sum payment equal to the amount of their then annual base salary, and all options then unvested to the employee shall vest.

     In the event of a change in control, Mr. Parker is entitled to reimbursement for any excise taxes the employee incurs under Section 4999 of the Internal Revenue Code. In the employment agreement, a "change of control" is deemed to occur if: (1) any person or entity, other than the Company, a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company, or any employee benefit plan of Company or a subsidiary of Company, acquires directly or indirectly Beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such person or entity is, directly or indirectly the Beneficial Owner of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities of the Company: (2) the individuals (a) who, as of the effective date of the Company's registration statement with respect to its initial public offering, constitute the Board (the "Original the Director" or (b) who thereafter are elected to the Board and who's election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such Directors becoming "Additional Original Directors" immediately following their election) or (c) who are elected to the Board and who's election, or nomination to election, the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board: (3) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or if any transaction is consummated and stockholder is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction: or (4) the liquidation of the Company or sale, transfer or other disposition of all or substantially all of the Company's assets.

     Prior to his resignation as Executive Vice President, Chief Financial Officer and Treasurer in December 2000, Jeffrey B. Van Horn received an annual base salary of $325,000.

     Prior to her resignation as Vice President, General Counsel and Secretary, on July 31, 2000, Ms. Vega received an annual base salary of $200,000.

                               PERFORMANCE GRAPH

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock from March 31, 1996 through December 31, 2000, with the cumulative total return on the Russell 2000 Index and the NASDAQ Composite Index. The comparison assumes $100, as of February 14, 1996, the date of the Company's initial public offering (the "Offering") was invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, as applicable. Cotelligent's Offering price of $9.00 was used as the beginning price of the Common Stock. Dates on the following chart represent the last day of the indicated FISCAL YEAR. Cotelligent has paid no dividends during the periods shown.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                             [CHART APPEARS HERE]

   COMPANY/INDEX       MARCH 31, 1996   MARCH 31, 1997   MARCH 31, 1998   MARCH 31, 1999   MARCH 31, 2000   DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
Cotelligent, Inc.             $130.55          $102.78          $329.17          $ 98.61          $ 64.59             $ 10.42
-----------------------------------------------------------------------------------------------------------------------------
Russell 2000 Index            $103.21          $106.52          $149.47          $123.65          $167.63             $150.36
-----------------------------------------------------------------------------------------------------------------------------
NASDAQ Composite              $101.23          $112.01          $168.30          $225.67          $419.26             $226.51
 Index
-----------------------------------------------------------------------------------------------------------------------------


                              CERTAIN TRANSACTIONS

  From May 1996 through early July 1996, the Company advanced to Daniel E. Jackson, President and Chief Operating Officer, $250,000 to facilitate relocation of his residence to Northern California. Of the amount due, there is a remaining balance of $82,500. The remaining balance is evidenced by a demand note. The note is non-interest bearing and the principal balance is due July 15, 2001 or upon termination of employment if prior to the due date. Since the beginning of the 2000 fiscal year, the Company has advanced to Mr. Jackson an aggregate amount of approximately $480,000, evidenced by five separate unsecured demand promissory notes, three dated August 11, 1999, one dated September 30, 1999, and one dated November 23, 1999. The purpose of such advances was to cover margin calls made on brokerage accounts held by Mr. Jackson which are secured by shares of the Company. The August 11th notes bear interest annually at a rate of 7.75%, while the two later notes bear interest at 8% and 8.75%, respectively. On May 5, 2000, Mr. Jackson repaid $68,270 of principal and $31,730 of interest.

  On March 31, 1996, the Company advanced to James R. Lavelle, Chairman of the Board and Chief Executive Officer of the Company, $37,902, evidenced by an unsecured demand promissory note bearing interest annually at a rate of 6%. The entire amount of such advance remains outstanding. Since the beginning of the 2000 fiscal year, the Company has advanced to Mr. Lavelle an aggregate amount of $619,000, evidenced by seven separate unsecured demand promissory notes, four dated August 11, 1999, one dated September 7, 1999, one dated October 4, 1999 and one dated October 4, 2000. The purpose of such advances was to cover margin calls made on brokerage accounts held by Mr. Lavelle which are secured by shares of the Company. Two of the August 11th notes bear interest annually at a rate of 7.75%, and two bear interest annually at a rate of 8%. The September 7th and October 4th notes each bear interest at 8.25%. On May 1, 2000, Mr. Lavelle repaid $15,330 of principal and $34,670 of interest.

  Mr. Lavelle and Mr. Jackson each held during the Transition Period a 25% share in, and were each directors of, Lexar Capital Management, LLC, which was the general partner of Lexar Capital Partners I ("LCP I"), a small venture capital fund. In September 1998, LCP I became a 33% shareholder in MarketDrive Interactive, Inc. ("MarketDrive"), an internet technology company. Messrs. Lavelle and Jackson served as directors of MarketDrive. In January 1999, Cotelligent USA, Inc., a wholly owned subsidiary of the Company, entered into an agreement (the "Agreement") with MarketDrive to provide certain consulting services to MarketDrive. The Agreement, negotiated at arms length, provided for the provision of services at rates typical of those charged to other clients of the Company for comparable services. In September 1999, the Company invested $250,000 in MarketDrive, acquiring shares of MarketDrive's Class A common stock in return. In April 2000, MarketDrive was acquired by Classified Ventures, Inc. ("Classified Ventures"), an independent company unaffiliated with Mr. Lavelle, Mr. Jackson or the Company, and Mr. Lavelle, Mr. Jackson and the Company each received shares in Classified Ventures, Inc. in return for their interests in MarketDrive. The shares of Mr. Lavelle, Mr. Jackson and the Company in Classified Ventures, taken separately or added together, are a minority interest in Classified Ventures, unable to exert control over it.

  On September 8, 1999, the stockholders approved the Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan (the "LSPP") which authorizes the purchase of shares of Common Stock by eligible employees who are selected by the Compensation Committee of the Board (the "Committee") to participate in the LSPP on terms and conditions determined by the Committee. Since the LSPP's inception through March 31, 2000, Mr. Lavelle was issued 750,000 shares and Mr. Jackson was issued 736,842 shares. Shares issued under the LSPP resulted in notes receivable from Mr. Lavelle for $2,671,875 at 5.93% interest, and from Mr. Jackson for $2,625,000 at 5.93% interest. The total principal amount of the notes remain outstanding. The notes (1) are secured by the pledge of Cotelligent stock issued; (2) are full recourse as to the employee, except that in the case of death, disability, termination by the Company without cause or a change of control of the Company, recourse against the employees is limited to the pledged stock; and (3) have a term of five years from date of issuance, provided that if the stock is sold, the loan shall be prepaid, and if the stock is not sold, the loan may not be prepaid. The stock issued under the LSPP is restricted from sale in the open market for a period of two years from the date of issuance, provided, however, that in the case of death, disability, termination by the Company without cause or change of control of the Company, the stock may be sold and the proceeds used to repay the loan.

                      APPROVAL OF REVERSE SPLIT AMENDMENT

     On April ___, 2001, the last reported sale price of the Common Stock on the New York Stock Exchange was $0.___ per share.

     The Company has been notified by the NYSE that it is not in compliance with the Listing Standards relating to minimum share value, total market capitalization and total stockholders' equity. The Listing Standards require NYSE listed companies to maintain an average closing price for its shares, calculated over a period of thirty (30) consecutive trading days, of at least $1.00 per share (the "Minimum Price Condition"). The average closing price for the Company's Common Stock over the thirty (30) trading-day period ending April __, 2001 was approximately $0.___ per share. The Company is considering the Reverse Stock Split, along with several other alternatives, as a means of increasing the per share market price of the Common Stock above $1.00 and as part of its overall business plan to comply with the Listing Standards. Because the Board of Directors is not currently in a position to decide which of these alternatives to undertake, the Company is asking for the authority to complete a Reverse Stock Split when and if the Board of Directors decides that the Reverse Stock Split is the best course of action for the Company and its stockholders to satisfy the Minimum Price Condition.

     In addition to the Minimum Price Condition, the Company is also currently not in compliance with the total market capitalization and total stockholders' equity components of the Listing Standards. The Listing Standards require companies listed on the NYSE to maintain (i) a total stockholders' equity or total market capitalization of at least $50 million and (ii) an average market capitalization, calculated over a period of 30 consecutive trading days, of at least $15 million. The Company's total stockholders' equity as of December 31, 2000 was approximately $45 million and the Company's average market capitalization over the 30 trading-day period ending April __, 2001 was approximately $____ million. In accordance with the Listing Standards, the Company submitted a business plan to the NYSE which describes the steps the Company is taking to bring the Company into conformity with such Listing Standards within the next 18 months. While the Company believes that its business plan, together with its ongoing restructuring of operations which was previously announced, will enable the Company to come into compliance with the Listing Standards, there can be no assurance that the NYSE will find the business plan acceptable. The NYSE may seek to delist the Common Stock in such a case. The Reverse Stock Split will have no effect on the Company's compliance with the total market capitalization and total stockholders' equity components of the Listing Standards. In fact, the Reverse Stock Split could have an adverse affect on the Company's total market capitalization.

     On April ___, 2001, the Board of Directors authorized, subject to stockholder approval, the Reverse Split Amendment to the Certificate of Incorporation which will effect the Reverse Stock Split of the Common Stock, such split to combine a number of outstanding shares of Common Stock of up to four (4) into one (1) share of New Common Stock, depending upon a determination by the Board of Directors that the Reverse Stock Split is advisable. In making such determination, the Board of Directors will consider, among other things, whether the Reverse Stock Split is an appropriate means of increasing the market price of the Common Stock to a level sufficient to satisfy the NYSE's Listing Standards and maintain the Company's listing on the NYSE.

     Stockholders will, by voting to approve the Reverse Split Amendment, approve a reverse stock split pursuant to which multiple shares of Common Stock will be combined into one share of New Common Stock. The number of shares of Common Stock to be combined into one share of New Common Stock will be a number (including tenths of shares) up to four (4) (the "Split Ratio"), as determined by the Board of Directors, which would result in the greatest likelihood of increasing the market price of the Company's Common Stock to a level sufficient to satisfy the Listing Standards, among other effects. THERE CAN BE NO ASSURANCE THAT ANY OF THE INTENDED EFFECTS OF THE REVERSE STOCK SPLIT WILL OCCUR. By approving the Reverse Split Amendment, stockholders will approve an amendment to the Certificate of Incorporation effecting a Split Ratio, and authorize the Board of Directors to select, in its discretion, a Split Ratio (as so-selected, the "Selected Split Ratio") within such range and file an amendment to the Certificate of Incorporation effecting such Selected Split Ratio. The Reverse Split Amendment filed with the Secretary of State of the State of Delaware will contain the Selected Split Ratio.

     If approved by the stockholders, the Reverse Stock Split would become effective as of 5:00 p.m., New York City time, on the date of filing the Reverse Split Amendment with the Secretary of State of the State of Delaware (the "Effective Time"). If no Reverse Stock Split is effected by [DATE], the Board of

Directors will take action to abandon the Reverse Stock Split pursuant to
Section 242(c) of the Delaware General Corporation Law. The Company believes that the discretion granted to the Board of Directors by the Reverse Split Amendment is in compliance with the Delaware General Corporation Law. Nevertheless, the Company has not received a written opinion of counsel to this effect and there can be no assurance that the Reverse Split Amendment is in compliance with the Delaware General Corporation Law.

     The complete text of the Reverse Split Amendment is set forth in Exhibit A to this Proxy Statement.

REASONS FOR THE REVERSE SPLIT AMENDMENT

     The trading market for the Common Stock is currently the New York Stock Exchange. One of the requirements for continued listing on the New York Stock Exchange is the Minimum Price Condition. The Company has been notified by the NYSE that it is not in compliance with the Listing Standards relating to, among other things, the Minimum Price Condition. In accordance with the Listing Standards, the Company is required to satisfy the Minimum Price Condition by August 28, 2001. The NYSE may delist the Common Stock if the Company fails to satisfy the Minimum Price Condition by such date. Even if the Company is able to satisfy the Minimum Price Condition by August 28, 2001, there can be no assurance that the Common Stock would not be delisted as a result of the Company's failure to maintain other components of the Listing Standards, such as total stockholders' equity and total market capitalization (which, as discussed above, the Company is currently not in compliance with).

     If the Common Stock is delisted from the NYSE, the Company will seek to find another public market, such as on the American Stock Exchange or on the Nasdaq SmallCap Market, for the Common Stock. There can be no assurance, however, that the Company will be able to list the Common Stock on another stock exchange or through Nasdaq if the Common Stock is delisted from the NYSE. In either event, delisting of the Common Stock from the NYSE may have a material adverse effect on the ability of the Company to finance its operations in the future and on the liquidity of the Common Stock.

     The Board of Directors believes that the delisting of the Common Stock from the New York Stock Exchange would have a negative impact on the liquidity of the Common Stock while the Company believes that the increased share price expected to result from the Reverse Stock Split could enable the Company to meet the Minimum Price Condition, there can be no assurance that the Reverse Stock Split will have such an effect or that, even with the Reverse Stock Split, the Company will be able to maintain the listing of the New Common Stock on the New York Stock Exchange.

     In addition, there can be no assurance that the market price of the New Common Stock immediately after implementation of the Reverse Stock Split will be maintained for any period of time, that such market price will approximate any particular multiple of the market price of the Common Stock before the Reverse Stock Split, or that such market price will exceed or remain in excess of the current market price of the Common Stock.

     If the Board of Directors effects the Reverse Stock Split after receiving stockholder approval, the total number of shares of Common Stock held by each stockholder would be converted automatically into a right to receive a number of shares of New Common Stock of the Company equal to the number of shares of Common Stock owned immediately prior to the Reverse Stock Split divided by a number up to four (4), as determined by the Board of Directors.

     The number of shares of Common Stock issuable upon exercise or conversion of all outstanding options, warrants, rights, and convertible securities would be reduced by a factor equal to the Selected Split Ratio, automatically, at the Effective Time. The Reverse Stock Split would also increase the exercise price of such options and warrants by a factor of up to four (4), depending on the Selected Split Ratio. At April 24, 2001, there were ____ holders of record of the Company's Common Stock. The Company believes that there are more than 700 beneficial holders of the Company's Common Stock. The Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company except for minor differences resulting from fractional shares. None of the rights currently accruing to holders of Common Stock, or options or warrants to purchase Common Stock, will be affected by the Reverse Stock Split.

     The Reverse Stock Split would have no effect on the number of authorized shares of Common Stock or the par value of the stock. The shares of New Common Stock will be fully paid and non-assessable. The voting and other rights that currently characterize the Common Stock will not be changed by the Reverse Stock Split. The Reverse Stock Split will not result in any change in the business, management, assets, liabilities or net worth of the Company.

     The Reverse Stock Split will result in some stockholders holding odd lots of the New Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs involved in selling the New Common Stock may increase for those stockholders who will hold odd lots after the Reverse Stock Split.

     The Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Effective Time, whether or not the Company is otherwise in compliance with the Listing Standards of the New York Stock Exchange.

EFFECTIVE TIME

     If approved by the stockholders and determined by the Board of Directors to be in the best interests of the Company and its stockholders, the Reverse Stock Split would become effective as of the Effective Time. Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Time would be converted at the Effective Time into the right to receive a number of shares of New Common Stock equal to the number of their shares of Common Stock divided by a number of up to four (4), as determined by the Board of Directors.

EXCHANGE OF STOCK CERTIFICATES

     If the Reverse Stock Split is effected by the Board of Directors, as soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders of record will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     We will not issue any fractional shares. Any fractional share which a stockholder is entitled to receive as a result of the Reverse Stock Split will be paid to such stockholder in cash.

     No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

EFFECT OF REVERSE STOCK SPLIT

     If the Reverse Stock Split is effected by the Company's Board of Directors, the result will be that each stockholder of the Company who owns shares of Common Stock will receive one share of New Common Stock in exchange for a number of shares of Common Stock of up to four (4), as determined by the Board of Directors.

     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the Reverse Stock Split.

VOTE REQUIRED

     In order to approve the Reverse Split Amendment, a majority of the outstanding shares of Common Stock must be voted in favor of such approval.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                          THE REVERSE SPLIT AMENDMENT.

        SELECTION OF ARTHUR ANDERSEN LLP AS CERTIFIED PUBLIC ACCOUNTANTS

     On September 6, 2000, the shareholders of the Company approved the appointment of Arthur Andersen LLP ("Arthur Andersen") to serve as the Company's independent certified public accountants to audit the Company's financial statements for the fiscal year ending March 31, 2001. In July 2000, the Company announced a change in its fiscal year end from March 31 to December 31. Consequently, the Company's most recent fiscal period is a nine-month transition period ending December 31, 2000. Arthur Anderson audited the Company's financial statements for the nine month period ending December 31, 2000.

     Since the appointment of Arthur Andersen, there have been no disagreements between the Company and Arthur Andersen regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its report.

     Representatives of Arthur Andersen are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the Common Stock of the Company present, in person or by proxy, and entitled to vote at the meeting is required for the approval of the selection of Arthur Andersen as the Company's independent certified public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR END DECEMBER 31, 2001.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by the Company with respect to the Transition Period, or written representations from certain reporting persons, to the best of the Company's knowledge, with the exception of purchase of 10,000 shares by Mr. Anthony M. Frank on [date], all forms were filed on a timely basis.

                             STOCKHOLDER PROPOSALS

  Stockholders who intend to present proposals at the 2002 Annual Meeting under SEC Rule 14a-8 must insure that such proposals are received by the Secretary of the Company not later than [December 31, 2001]. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company's 2002 proxy materials. In order for a proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of SEC Rule 14a-4(c), such proposal must be received prior to [March 16, 2002].

                                    GENERAL

  Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

  A copy of the Company's most recent Annual Report on Form 10-K will be made available without charge upon written request to: Cotelligent, Inc., 101 California Street, Suite 2050, San Francisco, California 94111, Attention:
Investor Relations Administrator.

                               OTHER INFORMATION

  The cost of solicitation of Proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of Common Stock through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses.



                                         Curtis J. Parker
                                         Executive Vice President, Chief
                                         Financial Officer, Treasurer &
                                         Assistant Secretary


San Francisco, California
[DATE]

                                                                       EXHIBIT A

              PROPOSED AMENDMENT TO ARTICLE FOUR OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                       TO EFFECT THE REVERSE STOCK SPLIT

     Paragraph (b) set forth in the following resolutions would be added to Article Four of the Company's Certificate of Incorporation to effect the Reverse Stock Split. Such paragraph would become effective only upon affirmative action by the Board of Directors of the Company, setting the Selected Split Ratio at up to one-for-four. The Board of Directors has the authority to determine not to make such paragraph effective.

     RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation and its stockholders that Article Four of the Certificate of Incorporation of the Corporation be amended (the "Amendment") to reclassify the existing provisions of Article Four as paragraph (a) thereof and to add a new paragraph (b), which shall read as follows:

     "(b) Effective as of 5:00 p.m., New York City time, on the date of filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to the Certificate of Incorporation of this Corporation adding this paragraph (b) to this Article Four (the "Effective Time"), each [] shares of authorized Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share ("New Common Stock"). Each holder of record immediately prior to the Effective Time of shares of Old Common Stock shall at the Effective Time become the holder of record of the number of whole shares of New Common Stock and fractional shares, if any, as shall result from this reclassification and change. Each such holder of record shall be entitled to receive, upon surrender at the office of the transfer agent of this Corporation of the certificate or certificates theretofore representing shares of Old Common Stock in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of this Corporation, (i) a new certificate or certificates representing the number of whole shares of New Common Stock of which such holder is the holder of record and (ii) with respect to fractional shares to which such holder is entitled, if any, cash in an amount based on the average closing price per share for the Old Common Stock on the New York Stock Exchange for the ten most recent trading days ending on the third day prior to the Effective Time, after giving effect to the provisions of this paragraph (b) of this Article Four"

     ; and further

     RESOLVED, that any time prior to the effectiveness of the foregoing amendment, without further action by the stockholders, the Board of Directors may abandon such amendment, or any part thereof authorizing a combination of shares of Common Stock on a basis which the Board of Directors determines is not in the best interests of the Corporation or its stockholders.

     The certificate of amendment filed with the Secretary of State of the State of Delaware will include the Split Ratio selected by the Board of Directors, in its discretion. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a Split Ratio other than the Selected Split Ratio.
______________________
* By approving this proposal, stockholders will approve amendments combining any number (including tenths) of shares of common stock up to and including four (4) into one (1) share.

                                       3